UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2010

PSI CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

88-0270266
(Commission File Number)

7222 Commerce Center Drive, Suite 210
Colorado Springs, Colorado, 80919
(Address of principal executive offices)

(914) 371-2441
(Issuer’s telephone number)

_______
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements
Item 4.02 Non-Reliance of Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

          (a) In connection with preparing the financial statements for the fiscal period ended July 31, 2010, management of PSI Corporation (the “Company”) became aware that an aggregate of $1,030,548 of accounts payable were overstated and all of such accrued expenses could be written off. Individually, all such accounts payable were immaterial as related to the quarterly filings to which they were booked. In the aggregate, these payoffs amounted to over a $1,030,548, which the new CEO Eric Kash, with the assistance of Bristol Services and Ohab and Company, PA, were able to create a comprehensive list detailing the explanation for each write-off. This 8-k does not state which previously filed reports are in error due to an overstatement of liabilities, and thus may not fully represent the financial condition of the company at the time.

          Upon the resignation of David Foni on June 30, 2010 as Chief Executive Officer and a director, the Chief Financial Officer of the Company, Eric Kash, retained a new accountant as well as a consultant with significant SEC accounting experience, John Miller of Bristol Services. We also retained Ohab & Company, PA to assist with our financials. Upon a review of the books and records of the Company and a comprehensive forensic audit, it was determined that an aggregate of $1,030,548 of accounts payable were justifiable overstated. For example, For example, $204,545 owed to Blue Jeans Equities was written off because we paid them the settled amount. The $116,939 owed to a former vendor was forgiven by the company which acquired their assets. A former accounting firm forgave their bill. The payable owed to a bank was a personal loan of the former CEO of Friendlyway, the predecessor of PSI. All the amounts should have been written off in the previous filings.

          The Company does not intend to file restated financial statements for any of the previous quarters because none of the overstated accounts payable resulted in any increase in cash flow to the Company. The annual audited financial statements for the fiscal year end October 31, 2010 will properly reflect the overstated accounts payable.

          Management did not discuss any of the items above with the Company’s independent accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSI CORPORATION

Dated: October 11, 2010	By:	/s/ Eric Kash

	Name:	Eric Kash
	Title:	Chief Executive and Chief Financial Officer
(Principal Executive, Financial and Accounting Officer)